RAICE PAYKIN & KRIEG LLP
ATTORNEYS AT LAW
185 MADISON AVENUE, 10TH FLOOR
NEW YORK, NEW YORK 10016
_______________________________________
(212) 725-4423 • FAX (212) 684-9022
PINCHUS D. RAICE • •	DAVID J. WOLKENSTEIN •
JOSEPH N. PAYKIN Δ
CHARLES D. KRIEG •	OF COUNSEL
DAVID C. THOMAS •	JOHN M. TANNENBAUM +
JAMES KLATSKY •	PARSHHUERAM T. MISIR **

••	ADMITTED IN NY AND NJ
•	ADMITTED IN NY
Δ	ADMITTED IN NY AND FL
+	ADMITTED IN NY, CT AND DC

January 21, 2004
RTG Ventures, Inc.
Berkeley House
Berkeley Square
London W1J 6BD, England
Gentlemen:
With respect to the Registration Statement on Form S-8 of RTG Ventures, Inc. (the "Company") in connection with the registration of 2,000,000 shares of Common Stock, par value $.001 per share, ("Common Stock") which have been reserved for issuance pursuant to an Agreement with Andrew Greystoke, we are of the opinion that the Common Stock when issued in accordance with the terms and provisions of the consulting agreement will be duly authorized, legally issued, fully paid and nonassessable.
This opinion is limited to the laws of the State of Florida, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion. We express no opinion as to the applicable choice of law provisions contained in any agreement.
This opinion is rendered to you in connection with the issuance of the Common Stock and is solely for your benefit. This opinion may be not relied upon by any other person, firm, corporation or other entity for any purpose, without prior written consent.
We hereby conset to the filing of this opinion as Exhibit 5 to the Registration Statement.
Very truly yours,
Raice Paykin & Krieg LLP
By:         /s/ David C. Thomas